Exhibit 99.1

          MBIA Inc. Reports 16 Percent Increase in 2006 Net
 Income Per Share; Operating Earnings Per Share up 5 Percent in 2006


    ARMONK, N.Y.--(BUSINESS WIRE)--Jan. 30, 2007--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that net income per share for 2006 increased 16 percent to $5.99, compared with $5.18 in 2005. Net income for 2006 was $819.3 million, up 15 percent compared with $711.0 million for 2005.

    The increase was primarily due to a one-time, pre-tax accrual of $75 million made in the third quarter of 2005, or $0.52 per share on an after-tax basis, for the total amount that the Company estimated it will pay in connection with the recently concluded regulatory investigations, as well as a 5 percent increase in operating earnings per share.



Diluted earnings per share information
----------------------------------------------------------------------

                                        Three Months        Years
                                            Ended           Ended
                                         December 31     December 31
                                       -------------------------------

                                        2006    2005    2006    2005
                                       ------- ------- -------  ------
Net income                             $ 1.32  $ 1.34  $ 5.99  $ 5.18
 Income (loss) from discontinued
  operations                             0.02   (0.01)   0.04   (0.01)
                                       ------- ------- ------- -------
Net income from continuing operations    1.30    1.36    5.95    5.20
 Accrual for penalties and disgorgement   - -     - -     - -   (0.52)
 Net realized gains (losses)            (0.02)   0.01    0.07   (0.01)
 Net gains (losses) on derivative
 instruments and foreign exchange        0.02   (0.02)   0.07    0.18
                                       ------- ------- ------- -------
Operating income                       $ 1.31  $ 1.37  $ 5.81  $ 5.55


    Operating income per share, a non-GAAP measure, which excludes the effects of net realized gains and losses, net gains and losses on derivative instruments and foreign exchange, income and losses from discontinued operations, and the accrual for estimated penalties and disgorgement, rose 5 percent to $5.81 in 2006 compared with $5.55 in 2005. Excluding accelerated earned premiums due to refundings, 2006 operating income per share rose 3 percent to $5.10 from $4.94 in 2005.

    Fourth quarter net income per share in 2006 was down 1 percent from 2005, at $1.32 compared with $1.34. Net income for the fourth quarter of 2006 was also down 1 percent from the prior year at $181.0 million, compared with $182.7 million in the same period of 2005.

    For the fourth quarter of 2006, operating income per share decreased 4 percent to $1.31 compared with $1.37 in the fourth quarter of 2005. Excluding accelerated earned premiums due to refundings, fourth quarter operating income per share declined 3 percent to $1.16 in 2006 from $1.19 in the same period of 2005. The decrease was primarily due to lower scheduled premiums earned and accelerated expenses related to the adoption of a new retirement plan and certain long-term incentive compensation awards.

    Gary Dunton, MBIA Chief Executive Officer, said, "We achieved acceptable financial and operating results despite a challenging market environment with strong competitive pressures. Business production was robust for the fourth quarter, where we recorded our highest quarterly adjusted direct premium in three years. Additionally, our asset management business had a strong year. We remain committed to pursuing only those business opportunities that meet our strict underwriting and return standards."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business written in the period and excludes premiums assumed or ceded, declined 6 percent to $1.03 billion in 2006 from $1.10 billion in 2005. Business production was impacted by tighter credit spreads and increased competition from both the uninsured market and other monolines throughout 2006.



Adjusted Direct Premium
(dollars in millions)
----------------------------------------------------------------------

                Three Months                    Years
                    Ended                       Ended
                 December 31                 December 31
               ---------------           -------------------

                2006    2005   % Change    2006      2005    % Change
               ------- ------- --------- --------- --------- ---------
Public Finance
 United States $130.9  $105.9        24% $  320.1  $  487.6      (34%)
 Non-United
  States        125.0    24.2       417%    258.8      92.8       179%
               ------- ------- --------- --------- --------- ---------
Total           255.9   130.1        97%    578.9     580.4         0%

Structured Finance
 United States  126.7    78.9        61%    290.1     310.2       (6%)
 Non-United
  States         38.6    12.4       214%    161.8     210.6      (23%)
               ------- ------- --------- --------- --------- ---------
Total           165.3    91.3        81%    451.9     520.8      (13%)

Total          $421.2  $221.4        90% $1,030.8  $1,101.2       (6%)


    In 2006, global public finance ADP was approximately the same as 2005. U.S. public finance production decreased 34 percent in 2006, reflecting fewer transactions in the transportation and utility sectors as well as fewer transactions with large ADP. However, transportation and utility transactions in the Latin American and Australian markets helped boost the Company's non-U.S. public finance ADP, which was up 179 percent. Credit quality for global public finance transactions remained very high, with 84 percent of insured business written rated Single-A or higher in 2006.

    Tight credit spreads and investor demand for uninsured transactions continued to impact global structured finance ADP in 2006, which decreased 13 percent versus 2005. U.S. structured finance ADP decreased 6 percent while non-U.S. ADP fell 23 percent compared with last year. Production was negatively affected by the relative lack of transactions with large ADP in 2006 despite strong production from the CDO sector. In 2006, 71 percent of business written in global structured finance was rated Single-A or higher.

    For the fourth quarter of 2006, total ADP was up 90 percent to $421.2 million compared with $221.4 million during the same period of 2005. International production was particularly strong for the fourth quarter, with non-U.S. public finance ADP up 417 percent and non-U.S. structured finance ADP 214 percent higher than the same period last year. U.S. production was also favorable for both markets for the quarter, with public finance up 24 percent and structured finance up 61 percent over the prior year's fourth quarter. There were several deals with larger ADP from various sectors, including transportation, utility, CDO, insurance securitization and military housing, which contributed more significantly to the fourth quarter's results.

    Total premiums earned in 2006 declined 1 percent to $835.6 million from $842.7 million in 2005, due to a 4 percent decline in scheduled premiums earned, partially offset by an increase in earned premiums from refundings. Scheduled premiums earned were down due in part to the effect of refunding activity in the current and prior years. While refundings accelerate premiums earned into the period of the refunding, they also take premium earnings away from future periods. Premiums earned from refundings were strong due to the continued low interest rate environment, increasing 15 percent to $161.5 million in 2006. MBIA's premiums earned from refunded issues was boosted by several international transactions that had significant unearned premium at the time of the refunding.

    Pre-tax net investment income in 2006 was $598.1 million, a 16 percent increase from $514.3 million in 2005. The increase was primarily due to interest received on Variable Interest Entities
(VIEs), on the Northwest Airlines 2000-1 Enhanced Equipment Trust Certificates (EETCs), and on reimbursed expenses. Investment income for VIEs and similar items has been shown in net investment income since the first quarter of 2006, and the related interest expense is included in the interest expense line on the Company's income statement. Excluding the effects of the items referenced above, pre-tax net investment income would have increased by 6 percent for 2006.

    MBIA's fees and reimbursements were up 19 percent for 2006 to $33.5 million which includes reimbursements of $15.7 million for previously incurred expenses related to two credits, compared with $28.2 million for 2005.

    Total insurance expenses were up 19 percent for 2006 to $379.3 million from $318.1 million in 2005. The increase resulted from higher interest expense for VIEs, interest expense related to the financing of the Northwest Airlines 2000-1 EETCs, and the lower deferral rate that the Company adopted during the third quarter of 2005 for gross insurance expenses related to policy acquisition costs. Gross insurance expenses, which are prior to any expense deferrals, were up 2 percent for the year. The increase was primarily due to the acceleration of expenses related to certain existing long-term incentive compensation awards and the adoption of a new retirement plan. Excluding these accelerated expenses, gross insurance expenses would have decreased 2 percent.

    The Company incurred $80.9 million in loss and loss adjustment expenses in 2006, a 4 percent decrease compared to $84.3 million in 2005. Loss and LAE for both periods is based on the Company's formula of reserving 12 percent of scheduled premiums earned. During 2006, the net effect of MBIA's formula-based loss reserving combined with case loss reserve activity resulted in a $4.7 million increase to its unallocated loss reserve, increasing the Company's unallocated loss reserve to $213.3 million at December 31, 2006. Case loss activity in the fourth quarter included $27.9 million of net losses recorded in connection with MBIA's redemption of all of the remaining $117 million in principal of MBIA-insured notes backed by tax liens originated by Capital Asset and its sale and transfer of all of the remaining tax liens and real estate owned and originated by Capital Asset, as well as a partial write-down of expected litigation recoveries established in 1998 from the AHERF bankruptcy estate.

    The restructuring of Eurotunnel continues to move forward as the Safeguard Plan (the Plan) was approved by the Paris Commercial Court on January 15, 2007, previously having been agreed upon by its creditors, vendors and employees. Once shareholders tender sufficient shareholdings, a general meeting will be convened to seek approval of the issuance of new shares and to finalize the necessary steps to implement the Plan. MBIA will have additional claim payments until the Plan is implemented. Upon implementation of the Plan, MBIA expects to receive full recovery for all of its claims.

    Overall credit quality in the insured portfolio remained high, with 81 percent of the total book of business rated A or better, unchanged from the end of 2005. The percentage of the portfolio rated non-investment grade decreased to 1.9 percent from 2.1 percent in 2005, with about half of the reduction resulting from a decrease in the par amount of non-investment grade rated credits and the other half resulting from the growth of the outstanding book of business.

    MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and losses and net gains and losses on derivative instruments and foreign exchange, increased 2 percent to $1.09 billion in 2006 from $1.07 billion in 2005.

    Investment Management Services

    Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and losses, and net gains and losses on derivative instruments and foreign exchange, increased 17 percent in 2006 to $101.2 million from $86.6 million in 2005. The Company's asset/liability products segment saw solid growth in its investment agreements business. Additionally, assets under management in the third-party/advisory asset management segment grew sharply. The market value of annual average assets under management, excluding conduits, was $52.1 billion in 2006, up 20 percent from $43.5 billion in 2005.

    Corporate

    The pre-tax operating loss for the corporate segment, which includes net investment income, interest expense and corporate expenses, declined 50 percent in 2006 to $85.8 million compared with $171.9 million. Results in 2005 included the $75 million accrual in the third quarter of 2005 for estimated penalties and disgorgement, as well as higher legal and consulting expenses related to the regulatory investigations, and greater interest expenses due to higher average debt outstanding.

    Gains and Losses

    In 2006, MBIA recorded net realized gains of $15.4 million for all business operations, compared to net realized losses of $2.9 million in 2005. The Company recorded net gains on derivative instruments and foreign exchange of $14.5 million in 2006, compared with net gains of $38.1 million in 2005.

    Discontinued Operations

    As previously announced, MBIA has completed the sale of MBIA MuniServices Company to an investor group led by the management of MuniServices Company. This business was treated as a discontinued operation in the third quarter of 2006. Effective December 31, 2006, MBIA sold all of the Capital Asset operating entities, including any remaining non-Pittsburgh liens and real estate owned by such entities, to a third party company that is engaged in tax lien servicing and collection and that had been overseeing the servicing operations of Capital Asset since July of 2006. The Company no longer has any guaranteed tax lien securitizations outstanding and no longer owns or services tax liens originated by Capital Asset. Results for MBIA's Capital Asset operations, included in the corporate segment last quarter, are now also included in discontinued operations.

    Book Value and Adjusted Book Value

    MBIA's book value per share at December 31, 2006 was $53.43, up 9 percent from $49.17 at December 31, 2005. The increase was principally driven by net income from operations. Adjusted book value (ABV) per share, a non-GAAP measure, at December 31, 2006 rose 7 percent to $75.72 from $70.62 at December 31, 2005. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products, and a provision for loss and loss adjustment expenses.

    Insurance Company Dividends

    In December 2006, MBIA Insurance Corporation received approval from the New York State Insurance Department to pay a total of $500 million in dividends to MBIA Inc. during the fourth quarter. MBIA Insurance Corporation declared and paid $500 million in dividends to MBIA Inc. in the fourth quarter.

    Share Repurchase

    During 2006, the Company did not repurchase any shares. At
December 31, 2006, approximately 5 million shares remained in the Company's share buyback program, which was authorized by the Company's board of directors in August 2004.

    Operating Return On Equity

    For 2006, MBIA's operating return on equity, a non-GAAP measure, was 12.1 percent compared to 12.5 percent for 2005.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EST. The conference call will consist of brief comments by Mr. C. Edward Chaplin, MBIA Chief Financial Officer, followed by a question and answer session. The dial-in number for the call is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S. The conference call code is 8315056. The conference call will also be broadcast live on MBIA's Web site at www.mbia.com. Those who are unable to participate in the conference call may listen to a replay by dialing
(877) 519-4471 in the U.S. or (973) 341-3080 from outside the U.S. The replay call code is also 8315056. The replay will be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

    Operating Income: The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Trends in the underlying profitability of the Company's businesses can be more clearly identified without the fluctuating effects of the items noted above.

    Operating Return on Equity: The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations and shareholders' equity, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange, unrealized gains and losses, and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

    Adjusted Book Value: The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.



                      MBIA INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                        (dollars in thousands)

                                            December 31,  December 31,
                                                2006          2005
                                           ---------------------------
Assets
------------------------------------------
Investments:
  Fixed-maturity securities held as
   available-for-sale, at fair value
   (amortized cost $27,327,315 and
   $22,337,916)                            $ 27,755,667  $ 22,876,751
  Investments held-to-maturity, at
   amortized cost (fair value $5,187,766
   and $5,734,335)                            5,213,464     5,765,182
  Investment agreement portfolio pledged
   as collateral, at fair value (amortized
   cost $176,179 and $712,054)                  175,834       729,072
  Short-term investments, at amortized
   cost (which approximates fair value)       2,960,646     1,649,690
  Other investments                             971,707     1,129,160
                                           ------------- -------------
    Total investments                        37,077,318    32,149,855

Cash and cash equivalents                       269,277       221,710
Accrued investment income                       526,468       396,048
Deferred acquisition costs                      449,556       427,111
Prepaid reinsurance premiums                    363,140       407,614
Reinsurance recoverable on unpaid losses         46,941        58,965
Goodwill                                         79,406        79,406
Property and equipment (net of accumulated
 depreciation)                                  105,950       107,763
Receivable for investments sold                  77,593        74,787
Derivative assets                               521,278       326,867
Other assets                                    246,103       311,268
                                           ------------- -------------
    Total assets                           $ 39,763,030  $ 34,561,394
                                           ============= =============

Liabilities and Shareholders' Equity
------------------------------------------
  Liabilities:
    Deferred premium revenue               $  3,129,620  $  3,185,200
    Loss and loss adjustment expense
     reserves                                   537,037       721,502
    Investment agreements                    12,357,754    10,806,277
    Commercial paper                            745,996       859,997
    Medium-term notes                        11,076,600     7,542,416
    Variable interest entity floating rate
     notes                                    1,451,928     1,280,160
    Securities sold under agreements to
     repurchase                                 169,432       646,343
    Short-term debt                              40,898        58,745
    Long-term debt                            1,215,289     1,205,855
    Current income taxes                          6,970           ---
    Deferred income taxes, net                  476,189       569,536
    Deferred fee revenue                         14,862        20,379
    Payable for investments purchased           319,640        83,369
    Derivative liabilities                      400,318       384,561
    Other liabilities                           616,243       605,410
                                           ------------- -------------
      Total liabilities                      32,558,776    27,969,750

Shareholders' Equity:
  Common stock                                  158,330       156,602
  Additional paid-in capital                  1,533,102     1,435,590
  Retained earnings                           6,399,333     5,747,171
  Accumulated other comprehensive income        321,293       399,381
  Treasury stock                             (1,207,804)   (1,147,100)
                                           ------------- -------------
    Total shareholders' equity                7,204,254     6,591,644

Total liabilities and shareholders' equity $ 39,763,030  $ 34,561,394
                                           ============= =============




                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                   Three Months Ended              Years Ended
                       December 31                 December 31
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               -------------  ------------  ------------  ------------

Insurance operations
Revenues:
Gross premiums
 written       $    269,732  $    232,354  $    896,258  $    984,908
Ceded premiums      (21,059)      (28,751)      (98,591)     (127,107)
               ------------- ------------- ------------- -------------
Net premiums
 written            248,673       203,603       797,667       857,801

Scheduled
 premiums
 earned             167,121       174,320       674,078       702,284
Refunding
 premiums
 earned              33,510        40,120       161,515       140,458
               ------------- ------------- ------------- -------------
Premiums earned     200,631       214,440       835,593       842,742

Net investment
 income             150,227       136,656       598,113       514,311
Fees and
 reimbursements       4,259         8,067        33,498        28,235
Net realized
 gains (losses)      (6,951)        2,389         5,615        (3,265)
Net gains
 (losses) on
 derivative
 instruments
 and foreign
 exchange              (452)       (4,851)          904        (4,436)
               ------------- ------------- ------------- -------------
Total insurance
 revenues           347,714       356,701     1,473,723     1,377,587

Expenses:
Losses and loss
 adjustment          20,054        20,919        80,889        84,274
Amortization of
 deferred
 acquisition
 costs               15,850        16,941        66,012        66,577
Operating            46,295        41,878       155,863       141,164
Interest
 expense             22,561         6,242        76,490        26,109
               ------------- ------------- ------------- -------------
Total insurance
 expenses           104,760        85,980       379,254       318,124

Insurance
 income             242,954       270,721     1,094,469     1,059,463
               ------------- ------------- ------------- -------------

Investment management services
Revenues            340,680       247,705     1,201,658       866,154
Net realized
 gains (losses)         466        (1,616)        6,060         1,384
Net gains
 (losses) on
 derivative
 instruments
 and foreign
 exchange             4,439           925        13,162        42,558
               ------------- ------------- ------------- -------------
Total
 investment
 management
 services
 revenues           345,585       247,014     1,220,880       910,096

Interest
 expense            294,431       204,361     1,024,903       705,340
Expenses             20,424        22,386        75,537        74,194
               ------------- ------------- ------------- -------------
Total
 investment
 management
 services
 expenses           314,855       226,747     1,100,440       779,534
                ------------  ------------  ------------  ------------
Investment
 management
 services
 income              30,730        20,267       120,440       130,562
               ------------- ------------- ------------- -------------

Corporate
Net investment
 income               3,715          (468)       13,462        16,646
Net realized
 gains (losses)       1,430           311         3,763          (989)
Net gains
 (losses) on
 derivative
 instruments
 and foreign
 exchange                (7)            -           428             -
Interest
 expense             20,189        24,858        80,685        90,999
Corporate
 expenses             8,235         5,014        18,614        97,500
               ------------- ------------- ------------- -------------
Corporate loss      (23,286)      (30,029)      (81,646)     (172,842)
               ------------- ------------- ------------- -------------

Income from
 continuing
 operations
 before income
 taxes              250,398       260,959     1,133,263     1,017,183

Provision for
 income taxes        71,914        76,844       320,080       304,185
               ------------- ------------- ------------- -------------

Income from
 continuing
 operations         178,484       184,115       813,183       712,998

Income (loss)
 from
 discontinued
 operations,
 net of tax           2,472        (1,394)        6,076        (2,012)

Gain on sale of
 discontinued
 operations,
 net of tax              29             -            29             -

               ------------- ------------- ------------- -------------
Net income     $    180,985  $    182,721  $    819,288  $    710,986
               ============= ============= ============= =============

Net income per common share:
Basic          $       1.36  $       1.38  $       6.17  $       5.30
Diluted        $       1.32  $       1.34  $       5.99  $       5.18

Weighted-average number of common shares outstanding:
Basic           132,898,187   132,640,767   132,794,334   134,098,392
Diluted         137,042,313   135,871,235   136,694,798   137,220,731




                       MBIA INC. AND SUBSIDIARIES

      Reconciliation of Adjusted Direct Premiums to Gross Premiums
                                 Written
   -------------------------------------------------------------------
                          (dollars in millions)


                                   Three Months        Years Ended
                                       Ended
                                    December 31        December 31
                                 ----------------- -------------------
                                   2006     2005     2006      2005
                                 -------- -------- --------- ---------

   Adjusted direct premiums (1)  $ 421.2  $ 221.4  $1,030.8  $1,101.2

     Adjusted assumed premiums       0.8      5.0       6.5       6.7

                                 -------- -------- --------- ---------
   Adjusted gross premiums         422.0    226.4   1,037.3   1,107.9

    Present value of estimated
     future installment premiums
     (2)                          (305.3)  (108.5)   (686.6)   (633.4)

                                 -------- -------- --------- ---------
   Gross upfront premiums written  116.7    117.9     350.7     474.5

    Gross installment premiums
     written                       153.0    114.5     545.6     510.4

                                 -------- -------- --------- ---------
   Gross premiums written        $ 269.7  $ 232.4  $  896.3  $  984.9
                                 ======== ======== ========= =========

(1)A non-GAAP measure.

(2)At December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006 the discount rate was 5.10%, 5.03%, 5.00% and 5.02%, respectively, and at December 31, 2005, September 30, 2005, June 30, 2005 and March 31, 2005 the discount rate was 5.00%, 4.99%, 4.99% and 4.84%, respectively.




   Components of Net Income per Share
   -------------------------------------------------------------------


                                         Three Months    Years Ended
                                             Ended
                                          December 31    December 31
                                        --------------- --------------
                                         2006    2005    2006   2005
                                        ------- ------- ------ -------


   Net income                           $ 1.32  $ 1.34  $5.99  $ 5.18

   Income (loss) from discontinued
    operations                            0.02   (0.01)  0.04   (0.01)
                                        ------- ------- ------ -------

   Net income from continuing operations  1.30    1.36   5.95    5.20

   Penalties and disgorgement               --      --     --   (0.52)

   Net realized gains (losses)           (0.02)   0.01   0.07   (0.01)

   Net gains (losses) on derivative
    instruments and foreign exchange      0.02   (0.02)  0.07    0.18
                                        ------- ------- ------ -------

   Operating income (1)                 $ 1.31  $ 1.37  $5.81  $ 5.55
                                        ======= ======= ====== =======

(1)A non-GAAP measure.




                       MBIA INC. AND SUBSIDIARIES

   Components of Adjusted Book Value per Share
   -------------------------------------------------------------------

                                           December 31,   December 31,
                                               2006           2005
                                          -------------  -------------


   Book value                                   $53.43         $49.17
   After-tax value of:
    Deferred premium revenue              15.09          15.45
    Prepaid reinsurance premiums          (1.75)         (1.98)
    Deferred acquisition costs            (2.17)         (2.07)
                                          ------         ------
       Net deferred premium revenue              11.17          11.40
    Present value of installment premiums (1)    11.13          10.53
    Asset/liability products adjustment           2.92           2.40
    Loss provision (2)                           (2.93)         (2.88)
                                                -------        -------
   Adjusted book value (3)                      $75.72         $70.62
                                                =======        =======


(1) At December 31, 2006 and December 31, 2005 the discount rate was 5.10% and 5.00%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis:
    (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.




                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
----------------------------------------------------------------------
(dollars in millions)

                                           December 31,   December 31,
                                               2006           2005
                                          -------------- -------------


   Capital and surplus                     $   4,080.8    $   3,800.4
   Contingency reserve                         2,478.0        2,769.0
                                          -------------  -------------

    Capital base                               6,558.8        6,569.4

   Unearned premium reserve                    3,507.2        3,508.1
   Present value of installment premiums
    (1)                                        2,309.5        2,171.1
                                          -------------  -------------

    Premium resources                          5,816.7        5,679.2

   Loss and loss adjustment expense
    reserves                                     100.6          317.8
   Soft capital credit facilities                850.0          850.0
                                          -------------  -------------

    Total claims-paying resources          $  13,326.1    $  13,416.4
                                          =============  =============


   Net debt service outstanding            $ 939,969.0    $ 889,018.9

   Capital ratio (2)                             143:1          135:1

   Claims-paying ratio (3)                        83:1           78:1

(1)At December 31, 2006 and December 31, 2005 the discount rate was 5.10% and 5.00%, respectively.
(2)Net debt service outstanding divided by the capital base.
(3)Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.



    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893